Exhibit 4(a)

INVESTMENT ADVISORY CONTRACT

BLACKROCK FUNDS III

400 Howard Street

San Francisco, California 94105

, 2020

BlackRock Fund Advisors

400 Howard Street

San Francisco, California 94105

Dear Sirs:

This will confirm the agreement between BlackRock Funds III (the “Trust”), on behalf of each of its series set forth on Schedule A attached hereto, as such Schedule may be amended from time to time (each, a “Fund”), and BlackRock Fund Advisors (the “Adviser”) as follows:

1.        The Trust is a registered open-end management investment company currently consisting of multiple investment portfolios. Each Fund represents one of these portfolios.

2.        The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objective and restrictions specified in the Trust’s Registration Statement with respect to each Fund, as amended from time to time (each, a “Registration Statement”), filed by the Trust under the Investment Company Act of 1940, as amended (the “Act”). Copies of each Registration Statement have been furnished to the Adviser. Any amendments to a Registration Statement shall be furnished to the Adviser promptly.

3.        The Trust is engaging the Adviser to manage the investing and reinvesting of the assets of the Funds and to provide the advisory services specified elsewhere in this contract to such Funds, subject to the overall supervision of the Board of Trustees of the Trust.

4.        The Adviser shall make investments for the account of each applicable Fund in accordance with the Adviser’s best judgment and consistent with the investment objective and restrictions set forth in the Trust’s Registration Statement relating to that Fund, the Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies, subject to policy decisions adopted by the Trust’s Board of Trustees. The Adviser shall advise the Trust’s officers and Board of Trustees, at such times as the Trust’s Board of Trustees may specify, of investments made for each Fund and shall, when requested by the Trust’s officers or Board of Trustees, supply the reasons for making particular investments.

(a)        The Adviser shall provide to the Trust investment guidance and policy direction in connection with its daily management of the assets of each Fund, and shall furnish to the Trust’s Board of Trustees periodic reports on the investment strategy and performance of each Fund and such additional reports and information as the Trust’s Board of Trustees and officers shall reasonably request.

(b)        The Adviser shall pay the costs of printing and distributing all materials relating to the applicable Fund prepared by it, or prepared at its request, other than such costs relating to proxy statements, registration statements, reports for shareholders of each Fund (“Shareholders”) and other materials distributed to existing or prospective Shareholders on behalf of each Fund.

(c)        The Adviser shall, at its expense, employ or associate with itself such persons as the Adviser believes appropriate to assist it in performing its obligations under this contract.

5.        The Trust understands that the Adviser, in rendering its services to the applicable Fund hereunder, may, subject to the overall supervision of the Trust’s Board of Trustees and to the extent permitted by applicable law, any exemptive order issued by the Securities and Exchange Commission (the “SEC”) applicable to the Trust, any Fund or the Adviser or any SEC staff no-action or interpretive position that may be relied upon by the Trust, any Fund or the Adviser, employ, retain or otherwise avail itself of the services of other persons or entities (a “Sub-Adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate, provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser and provided that any such delegation will not relieve the Adviser of its duties and obligations under this contract. The Adviser will not seek to amend any such Sub-Advisory Contract to materially alter the obligations of the parties unless the Adviser gives the Trust at least 60 days’ prior written notice thereof.

6.        The Adviser shall give the Trust and each Fund the benefit of the Adviser’s best judgment and efforts in rendering services under this contract. As an inducement to the Adviser’s undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this contract shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its Shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties under this contract or by reason of reckless disregard of its obligations and duties hereunder. Notwithstanding any of the foregoing to the contrary, the provisions of this section shall not be construed so as to relieve (or attempt to relieve) the Adviser of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this section to the fullest extent permitted by law.

7.        In consideration of the services to be rendered by the Adviser under this contract for each Fund, the Trust shall pay the Adviser a monthly fee on the first business day of each month, at the annual rate specified for that Fund on Schedule A. The fee shall be based on the average daily value (as determined on each day that such value is determined for the applicable Fund at the time set forth in the Registration Statement for determining net asset value) of the applicable Fund’s net assets during the preceding month. If the fee payable to the Adviser pursuant to this Section 7 begins to accrue after the beginning of any month or if this contract terminates before the end of any month, the fee for the period from the effective date to the end of that month or from the beginning of that month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Fund’s net assets shall be computed in the manner specified in the Registration Statement and the Trust’s Amended and Restated Agreement and Declaration of Trust for the computation of the value of each Fund’s net assets in connection with the determination of the net asset value of Fund shares.

8.        This contract shall become effective with respect to each Fund as of the date listed on Schedule B with respect to such Fund, as such Schedule may be amended from time to time, and shall thereafter continue in effect with respect to each Fund for a period of two years from the applicable effective date. Thereafter this contract shall continue in effect with respect to a Fund for successive periods of one year from the applicable effective date each only so long as each continuance is specifically approved at least annually by (a) the vote of a “majority of the outstanding voting securities” (as defined in the Act) of that Fund or by the Trust’s Board of Trustees and (b) the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s trustees who are not parties to this contract or “interested persons” (as defined in the Act) of any such party. This contract may be terminated at any time with respect to any Fund by the Trust without the payment of any penalty, by a vote of a “majority of the outstanding voting securities” (as defined in the Act) of that Fund or by a vote of a majority of the Trust’s entire Board of Trustees on 60 days’ written notice to the Adviser or by the Adviser on 60 days’ written notice to the Trust. This contract shall terminate with respect to any Fund automatically in the event of its “assignment” (as defined in the Act) with respect to such Fund.

9.        Except to the extent necessary to perform the Adviser’s obligations under this contract, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

10.        Except to the extent governed by the federal securities laws, this amended contract shall be governed by and construed in accordance with the laws of the State of California.

11.        This contract has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this contract shall only be binding upon the assets and property of the Funds, as provided for in the Trust’s Amended and Restated Agreement and Declaration of Trust, and shall not be binding upon any Trustee, officer or Shareholder of the Trust or a Fund individually. No Fund shall be responsible for the obligations of any other Fund under this contract.

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

BLACKROCK FUNDS III

on behalf of each Fund listed from

time to time on Schedule A

By:
Name:
Title:

ACCEPTED as of the date set forth above:

BLACKROCK FUND ADVISORS

as Adviser to the Funds listed

from time to time on Schedule A

By:
Name:
Title:

Schedule A

Funds advised by the Adviser

Investment Advisory Fee

Fund	Advisory Fee Rate
BlackRock LifePath® Dynamic Retirement Fund	0.35%
BlackRock LifePath® Dynamic 2025 Fund	0.35%
BlackRock LifePath® Dynamic 2030 Fund	0.35%
BlackRock LifePath® Dynamic 2035 Fund	0.35%
BlackRock LifePath® Dynamic 2040 Fund	0.35%
BlackRock LifePath® Dynamic 2045 Fund	0.35%
BlackRock LifePath® Dynamic 2050 Fund	0.35%
BlackRock LifePath® Dynamic 2055 Fund	0.35%
BlackRock LifePath® Dynamic 2060 Fund	0.35%
BlackRock LifePath® Dynamic 2065 Fund	0.35%
BlackRock LifePath® Index Retirement Fund	0.05%
BlackRock LifePath® Index 2025 Fund	0.05%
BlackRock LifePath® Index 2030 Fund	0.05%
BlackRock LifePath® Index 2035 Fund	0.05%
BlackRock LifePath® Index 2040 Fund	0.05%
BlackRock LifePath® Index 2045 Fund	0.05%
BlackRock LifePath® Index 2050 Fund	0.05%
BlackRock LifePath® Index 2055 Fund	0.05%
BlackRock LifePath® Index 2060 Fund	0.05%

Schedule A-1

BlackRock LifePath® Index 2065 Fund	0.05%

Investment Advisory Contract

Schedule A, dated                , 2020

2

Schedule B

Fund	Effective Date

BlackRock LifePath® Index Retirement Fund

BlackRock LifePath® Index 2025 Fund

BlackRock LifePath® Index 2030 Fund

BlackRock LifePath® Index 2035 Fund

BlackRock LifePath® Index 2040 Fund

BlackRock LifePath® Index 2045 Fund

BlackRock LifePath® Index 2050 Fund

BlackRock LifePath® Index 2055 Fund

BlackRock LifePath® Index 2060 Fund

BlackRock LifePath® Index 2065 Fund

, 2020

BlackRock LifePath® Dynamic Retirement Fund

BlackRock LifePath® Dynamic 2025 Fund

BlackRock LifePath® Dynamic 2030 Fund

BlackRock LifePath® Dynamic 2035 Fund

BlackRock LifePath® Dynamic 2040 Fund

BlackRock LifePath® Dynamic 2045 Fund

BlackRock LifePath® Dynamic 2050 Fund

BlackRock LifePath® Dynamic 2055 Fund

BlackRock LifePath® Dynamic 2060 Fund

BlackRock LifePath® Dynamic 2065 Fund

, 2020

Schedule B, dated                , 2020

3